Exhibit 99.1

TigerLogic Announces Changes to its Board of Directors

Portland, OR — Jan. 23, 2015

TigerLogic Corporation (Nasdaq: TIGR) today announced the appointment of Eric Singer to its Board of Directors, effective January 22, 2015, filling the seat vacated by the resignation of Douglas Marshall on that date.  Mr. Marshall had previously informed the Company of his decision to not stand for reelection at the Company’s upcoming annual meeting in March.  Mr. Marshall has served on the Company’s Board of Directors since 1998.

Mr. Singer is the Chairman of Vertex Capital Advisors, LLC, which he founded in May 2014. From March 2012 to May 2014, Mr. Singer served as a co-managing member of Potomac Capital Management III, LLC., the general partner of Potomac Capital Partners III, LP, and of Potomac Capital Management II, LLC., the general partner of Potomac Capital Partners II, LP. Previously, Mr. Singer served as an advisor to Potomac Capital Management, LLC and its related entities since May 2009. Mr. Singer served as a director of Meru Networks, Inc., a Wi-Fi network solutions company, from January 2014 to January 2015. Mr. Singer served as a director of PLX Technology, Inc., a semiconductor company, from December 2013 until its sale to Avago Technologies Limited in August 2014. Mr. Singer served as Chairman of the Board of Sigma Designs, Inc., a semiconductor company, from January 2013 until December 2013, and was a director from August 2012 until December 2013. From August 2008 until its sale in February 2010, Mr. Singer served as a director of Zilog Corporation, a semiconductor company. Mr. Singer holds a BA degree from Brandeis University.

“I am excited to welcome Eric to the TigerLogic Board of Directors,” said Philip Barrett, Chairman of the Board.  “Eric’s extensive experience working with public companies to improve shareholder value will augment the efforts of our Board to lead the Company moving forward. On behalf of the Board of Directors, I also want to thank Doug Marshall for his service and contributions to TigerLogic and wish him the best for the future.”

“TigerLogic has tremendous potential with its portfolio of technology and customer relationships,” said Mr. Singer.  “I look forward to contributing to the growth and success of the company.”

About TigerLogic Corporation

TigerLogic Corporation (Nasdaq: TIGR) is a global provider in engagement solutions, including Postano social media aggregation, display and fan engagement platform and Omnis mobile development platform. For more information about TigerLogic and its products visit http://www.tigerlogic.com. For more information about Postano visit http://www.postano.com The foregoing release may contain forward-looking information, including statement about TigerLogic’s future success and growth opportunities. Any forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to, the success of TigerLogic’s research and development efforts to develop new products and to penetrate new markets, the market acceptance of TigerLogic’s new products and updates, technical risks related to such products and updates, TigerLogic’s ability to maintain market share for its existing products, the availability of adequate capital and liquidity and other risks and uncertainties. Please consult the various reports and documents filed by TigerLogic with the U.S. Securities and Exchange Commission, including but not limited to, TigerLogic’s most recent reports on Form 10-K and Form 10-Q for factors potentially affecting its future financial results. All forward-looking statements are made as of the date hereof, and TigerLogic disclaims any responsibility to update or revise any forward-looking statement provided in this news release. TigerLogic, Postano, mvDesigner, Omnis, Omnis Studio, among others, are trademarks of TigerLogic Corporation. All other trademarks and registered trademarks are properties of their respective owners.

SOURCE TigerLogic Corporation

Investor Relations Contact:	Media Contact:
Roger Rowe	Elliot Schimel
roger.rowe@tigerlogic.com	elliot.schimel@horngroup.com
Phone: (503) 488-6988	Phone: (646) 202-9768